UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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The Williams Companies, Inc.

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The Williams Companies, Inc.

On March 20, 2020, The Williams Companies, Inc. announced that our Board of Directors approved the adoption of a stockholder rights agreement (the “Rights Agreement”). On March 30, 2020, we filed additional materials giving stockholders further information about the Board’s reasons for adopting the Rights Agreement, the key features and the feedback from our shareholder engagement. In the form of a slide presentation, we are now providing this Supplement concerning the Board’s rationale for adopting the Rights Agreement, the Rights Agreement’s key terms, the Board’s process in adopting the Rights Agreement, and our corporate governance practices generally. This Supplement should be read with our Form 8-K filed on March 20, 2020 which includes the Rights Agreement as Exhibit 4.1 thereto.

April 2020 Supplemental Information Regarding Our Shareholder Rights Plan

RATIONALE AND PURPOSE OF RIGHTS PLAN Our Board adopted a Rights Plan on March 19, 2020 after careful consideration. This action was taken: In light of unprecedented market conditions and severe market declines In the best long-term interest of our stockholders Rationale and purpose of adoption: To prevent an opportunistic party from achieving substantial influence or control without paying a control premium to other stockholders

BOARD PROCESS AND REVIEW Our Board undertook a rigorous process and review, with the advice and assistance of outside legal counsel and financial advisor Our Board took into account extreme conditions occurring in the market Stock price fell 51% from beginning of month to March 18 in a move dislocated from business fundamentals, with severe declines continuing across the market Company peer group stock price during this time fell by 58%, indicating Company's 51% decline was market-oriented and not due to Company-specific performance Company facing unprecedented equity market downturn from double crisis due to pandemic uncertainty and collapse of oil markets Our Board met multiple times to consider rights plans Our Board discussed the chaotic and unpredictable environment, possible alternatives and after full deliberation, determined the optimal terms given our circumstances

KEY TERMS OF RIGHTS PLAN Terms of the rights plan are tailored to the declining equity market conditions Does NOT preclude third parties from submitting offers Does require the bidder to negotiate with the Board 5% trigger threshold The Board considers the market dislocation to be a threat to long-term stockholder interests Threshold is appropriate given massive stock price decline A higher threshold does not provide fair protection during these unprecedented times Company experience in recent past reinforced Board’s view that 5% is the right threshold in this environment 12-month limited duration Expires on March 20, 2021, with no further Board action Exempts all passive investors Stockholders with no intent to change or influence control (including Schedule 13G filers) are exempt

ROBUST CORPORATE GOVERNANCE PRACTICES Our Board provides independent oversight Reviews the Company’s strategic plans, financial goals and capital spending Evaluates the CEO’s performance Oversees the Company’s financial performance and condition Oversees the Company’s risk management and internal control framework We are committed to strong governance practices Independent Board Chair All directors are independent other than the CEO Annual election of directors Majority voting standard for director elections Executive session for directors after every regularly scheduled board meeting Limitation on outside board service to four total boards Nominating and Governance Committee oversees Company’s ESG efforts, as memorialized in the Committee’s charter Diverse Board representing broad geographic area with key expertise and vast industry experience